EXHIBIT 12.1
POST PROPERTIES, INC.
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
AND RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS
(Dollars in thousands)

	Nine Months
	Ended
	September 30,		Year Ended December 31,
	2006		2005		2004		2003		2002		2001
Earnings:

Income (loss) from continuing operations	$23,739		$5,356		$(26,715)		$(28,280)		$21,732		$54,415
Minority interest in Post Apartment Homes, L.P. (1)	369		(120)		1,165		1,068		7,006		11,301
Minority interest in consolidated property partnerships	177		(239)		(671)		(1,605)		(1,771)		(1,715)
Equity in (income) loss of unconsolidated entities	(1,251)		(1,767)		(1,083)		(7,790)		1,591		186

Income (loss) from continuing operations before minority interest and equity in income (loss) of unconsolidated entities	23,034		3,230		(27,304)		(36,607)		28,558		64,187

Add:
Distribution of income from investments in unconsolidated entities	1,775		2,033		1,928		11,294		—		—
Fixed charges, less preferred distribution requirement of consolidated subsidiaries	53,143		69,641		85,690		78,767		78,003		83,398

Deduct:
Capitalized interest	(7,061)		(2,907)		(1,078)		(3,555)		(13,223)		(22,124)
Minority interest in income of consolidated property partnerships not incurring fixed charges	—		—		—		(73)		—		—

Total Earnings ( A )	$70,891		$71,997		$59,236		$49,826		$93,338		$125,461

Fixed charges and preferred dividends:

Interest expense (2)	$42,675		$61,059		$69,084		$70,860		$61,811		$57,930
Termination of debt remarketing agreement (interest expense) (3)	—		—		10,615		—		—		—
Amortization of deferred financing costs	2,651		4,661		4,304		3,801		2,327		1,978
Capitalized interest	7,061		2,907		1,078		3,555		13,223		22,124
Preferred distribution requirements of consolidated subsidiaries, including redemption costs	—		—		5,590		5,600		5,600		5,600
Rentals (4)	756		1,014		609		551		642		1,366

Total Fixed Charges ( B )	$53,143		$69,641		$91,280		$84,367		$83,603		$88,998

Preferred dividends, including redemption costs	5,728		7,637		10,041		11,449		11,449		12,007

Total Fixed Charges and Preferred Dividends (C)	$58,871		$77,278		$101,321		$95,816		$95,052		$101,005

Ratio of Earnings to Fixed Charges ( A / B )	1.3	x	1.0	x	0.6	x(5)	0.6	x(5)	1.1	x	1.4	x

Ratio of Earnings to Fixed Charges and Preferred Dividends ( A / C )	1.2	x	0.9	x(5)	0.6	x(5)	0.5	x(5)	1.0	x	1.2	x

(1)
Post Properties, Inc., through its wholly owned subsidiaries, is the general partner and owns a majority interest in the Operating Partnership which, through its subsidiaries, conducts substantially all of its on-going operations.

(2)	Interest expense includes interest expense of continuing and discontinued operations.
(3)
In 2004, the Company terminated a remarketing agreement related to its $100,000, 6.85% Mandatory Par Put Remarketed Securities due in 2015. In connection with the termination of the remarketing agreement, Post Apartment Homes, L.P. paid $10,615 (interest expense), including transaction expenses. Under the provisions of the remarketing agreement, the remarketing agent had the right to remarket the $100,000, unsecured notes in 2005 for a ten-year term at an interest rate calculated as 5.715% plus Post Apartment Homes, L.P.’s then current credit spread to the ten-year treasury rate. Post Apartment Homes, L.P. re-paid these unsecured notes in 2005.

(4)
For the years ended December 31, 2005, 2004 and 2003, the interest factor of rental expense is calculated as one-third of rental expense. For the years ended December 31, 2002 and 2001, the interest factor of rental expense is calculated as one-third of rental expense for all leases except for two leases for which the interest factor is calculated as 100% of rental expense. Post Apartment Homes, L.P. believes these represent appropriate interest factors.

(5)
Post Properties, Inc. would need additional earnings of $32,044 for the year ended December 31, 2004 and $34,541 for the year ended December 31, 2003 for the Ratio of Earnings to Fixed Charges to equal 1.0. Post Properties, Inc. would need additional earnings of $5,281 for the year ended December 31, 2005, $42,085 for the year ended December 31, 2004 and $45,990 for the year ended December 31, 2003 for the Ratio of Earnings to Fixed Charges and Preferred Dividends to equal 1.0.